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                                                                    EXHIBIT 23.5

                                   CONSENT
                                      OF
                    CREDIT SUISSE FIRST BOSTON CORPORATION


Board of Directors
Career Education Corporation
2895 Greenspoint Parkway
Suite 600
Hoffman Estates, Illinois 60195


Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated October 23, 2000, to the Board of Directors of Career Education Corporation (the "Company") as Annex C to the proxy statement/prospectus which is part of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed merger of EI Acquisition, Inc., a wholly owned subsidiary of the Company, with and into EduTrek International, Inc., and (ii) references made to our firm or such opinion in the Registration Statement under the captions entitled "SUMMARY
- Opinions of Financial Advisors", "THE MERGER - Background of the Merger", "THE MERGER - Opinion of Financial Advisor to CEC" and "MATERIAL PROVISIONS OF THE MERGER AGREEMENT - Representations and Warranties". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION


By:  /s/Charles Edelstein
     ------------------------
     Name: Charles Edelstein
     Title: Managing Director

November 6, 2000